UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chipotle Mexican Grill, Inc

1543 Wazee St., Suite 200

Denver, CO 80202

April 30, 2007

DEAR SHAREHOLDER:

You are cordially invited to attend the annual shareholders’ meeting of Chipotle Mexican Grill, Inc., which will be held on June 13, 2007 at 10:00 a.m. local time at the Oxford Hotel, 1600 Seventeenth Street, Denver, Colorado. Details of the business to be conducted at the annual meeting are given in the attached notice of meeting and proxy statement.

If you do not plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope, or follow the instructions on the proxy card for voting via telephone or the internet.

Sincerely,

Steve Ells
Chairman of the Board and Chief Executive Officer

NOTICE OF MEETING

The 2007 annual meeting of Chipotle Mexican Grill, Inc. shareholders will be held on June 13, 2007 at 10:00 a.m. local time at the Oxford Hotel, 1600 Seventeenth Street, Denver, Colorado, 80202. Shareholders will consider and take action on the following matters:

1.	Election of three directors, each to serve a three-year term (Proposal A);

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2007 fiscal year (Proposal B); and

3.	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Information with respect to the above matters is set forth in the proxy statement that accompanies this Notice.

The record date for the meeting has been fixed by the Board of Directors as the close of business on April 26, 2007. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

/s/ Monty Moran
President, Chief Operating Officer, Secretary and Director

April 30, 2007

Please execute your vote promptly.

If you are a shareholder of record as of April 26, 2007, you may vote your shares over the internet or by using a toll-free telephone number, as described on the proxy card, or you may mark, sign, date and mail your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in the proxy statement. The method by which you vote will not limit your right to vote in person at the annual meeting. If you hold your shares through a broker, bank, or other nominee in “street name,” you can submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the internet, by telephone, or by mail. However, since you are not a shareholder of record you may not vote your shares in person at the meeting.

CHIPOTLE MEXICAN GRILL, INC.

1543 Wazee St., Suite 200

Denver, CO 80202

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Wednesday, June 13, 2007, beginning at 10:00 a.m. at the Oxford Hotel, 1600 Seventeenth Street, Denver, Colorado. This proxy statement was prepared under the direction of the company’s Board of Directors to solicit your proxy for use at the annual meeting of shareholders. It will be mailed to shareholders on or about May 1, 2007.

Who is entitled to vote and how many votes do I have?

If you are a shareholder of record of our Class A common stock or our Class B common stock on April 26, 2007, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting. On each matter to be voted on, you may cast one vote for each share of Class A common stock you hold and ten votes for each share of Class B common stock you hold. As of April 26, 2007 there were 14,365,340 shares of Class A common stock and 18,424,690 shares of Class B common stock outstanding and entitled to vote.

What am I voting on?

You will be asked to vote on two proposals:

Proposal A –	Election of three directors: Albert S. Baldocchi, Neil W. Flanzraich and Darlene J. Friedman

Proposal B –	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal 2007

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR the election of each of the nominees for director, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2007.

How do I vote?

If you hold shares through a broker, bank, or other nominee in “street name,” you can submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the internet, by telephone, or by mail. Please refer to the voting instruction card included in these materials by your broker, bank or other nominee.

If you are a shareholder of record, you may vote in one of three ways:

Vote by Returning Your Proxy Card – You may vote by signing and returning your proxy card. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

Vote by Telephone or Internet – You may vote by calling the toll-free number or logging on to the internet web site identified in the enclosed proxy card. Use the identifying information set forth on the proxy card to use either of these electronic voting systems.

Vote at the Meeting – You may vote by being present in person at the meeting.

Can I Change My Vote?

You can revoke your proxy at any time before it is voted at the annual meeting by:

•	sending a written notice of revocation to our corporate secretary at our principal offices, 1543 Wazee Street, Suite 200, Denver, CO 80202; or

•	if you are a shareholder of record, by attending the annual meeting and voting in person.

Attendance at the annual meeting will not by itself revoke your proxy. If you hold shares in street name you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Who will count the votes?

Computershare Investor Services LLC, our transfer agent, will tabulate the votes cast by proxy and in person at the annual meeting.

What constitutes a quorum?

A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of capital stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item.

What vote is required to approve each proposal?

The three nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting will be elected. If you mark your proxy so as to withhold your vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2007 requires the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved.

Who is bearing the cost of this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of the shares. A few of our officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person.

Are there any shareholders who own a majority of the common stock?

No. Prior to October 12, 2006, McDonald’s Corporation owned a majority of our outstanding common stock and controlled up to 86.7% of the voting power of our outstanding common stock. Effective October 12, 2006,

McDonald’s completed the disposition via a tax-free exchange offer to its shareholders of all shares of our common stock it held at the time of the offer. McDonald’s distributed 16,539,967 shares of our Class B common stock in the exchange offer, representing approximately 82.2% of our outstanding voting interests and 50.8% of our total outstanding common stock. McDonald’s accepted 18,628,187 shares of its own common stock in exchange for the shares of our Class B common stock. The shares of our Class B common stock distributed by McDonald’s are owned by participants in the exchange offer or their transferees, and McDonald’s no longer owns any voting or economic interest in Chipotle.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information as of April 26, 2007, as to the beneficial ownership of shares of each class of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5% of either class of our common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under Securities and Exchange Commission rules and generally includes voting or investment power over shares. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following table is based on 14,365,340 outstanding shares of Class A common stock and 18,424,690 outstanding shares of Class B common stock as of April 26, 2007. For purposes of calculating each person’s or group’s percentage ownership, shares of Class A common stock issuable pursuant to stock options exercisable within 60 days after April 26, 2007, are included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Shareholder	Class A Common Stock	Percentage of Class	Class B Common Stock	Percentage of Class	Total Voting Percentage Owned	Total Equity Percentage Owned
AXA Financial, Inc. (1)	1,332,226	9.27%	25,300	*	*	4.14%
Capital Research & Management Co. (2)	770,000	5.36%	—	—	*	2.35%
FMR Corp. (3)	2,698,350	18.78%	—	—	1.36%	8.23%
Janus Capital Management LLC (4)	715,770	4.98%	—	—	*	2.18%
OZ Management, LLC (5)	—	—	944,108	5.12%	4.75%	2.88%
Veredus Asset Management, LLC (6)	1,055,250	7.35%	—	—	*	3.22%
Steve Ells (7)(8)	99,933	*	845,050	4.59%	4.31%	2.88%
Montgomery Moran (8)(9)	65,000	*	153,333	*	*	*
John Hartung (10)	68,833	*	267	*	*	*
Robert Wilner (11)	63,833	*	43	*	*	*
Albert Baldocchi (8)(12)	25,412	*	162,841	*	*	*
John Charlesworth	22,412	*	—	—	*	*
Neil Flanzraich	—	—	—	—	—	—
Patrick Flynn	38,412	*	—	—	*	*
Darlene Friedman (8)(13)	412	*	10,000	*	*	*
All directors & officers as a group (9 persons)(14)	384,247	2.66%	1,171,534	6.36%	6.09%	4.73%

*	Less than one percent (1%)

(1)	The number of shares beneficially owned by AXA Financial, Inc. is based solely on information in a Schedule 13G filed with the SEC on February 13, 2007. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(2)	The number of shares beneficially owned by Capital Research & Management Co. is based solely on information in a Schedule 13G filed with the SEC on February 12, 2007. The address of Capital Research & Management Co. is 333 South Hope Street, Los Angeles, California 90071.

(3)	The number of shares beneficially owned by FMR Corp. is based solely on information in a Schedule 13G/A filed with the SEC on February 14, 2007. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	The number of shares beneficially owned by Janus Capital Management LLC is based solely on information in a Schedule 13G filed with the SEC on February 14, 2007. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(5)

The number of shares beneficially owned by OZ Management LLC is based solely on information in a Schedule 13G/A filed with the SEC on February 14, 2007. The address of OZ Management LLC is 9 West 57th Street, 39th Floor, New York, New York 10019.

(6)	The number of shares beneficially owned by Veredus Asset Management, LLC is based solely on information in a Schedule 13G filed with the SEC on January 8, 2007, reporting sole voting power over 963,475 shares of Class A common stock and shared voting power over 91,775 shares of Class A common stock for which clients of Veredus retain voting power. The address of Veredus Asset Management, LLC is 6060 Dutchman’s Lane, Suite 320, Louisville, Kentucky 40205.

(7)	Shares of Class A common stock beneficially owned by Mr. Ells include 55,000 shares of restricted stock subject to forfeiture, which vest in equal amounts on February 20, 2009 and 2010, subject to Mr. Ells’s continued employment on those dates, 20,000 vested options to purchase Class A common stock at an exercise price of $14.97 which expire on November 9, 2007, and 24,833 vested options to purchase shares of Class A common stock at an exercise price of $17.49 which expire on November 8, 2008.

(8)	Shares of Class B common stock beneficially owned by Mr. Ells, Mr. Moran, Mr. Baldocchi (including shares owned jointly by him and his wife) and Ms. Friedman (including shares owned by the Alan H. Friedman Revocable Trust) are entitled to piggyback registration rights.

(9)	Shares of Class A common stock beneficially owned by Mr. Moran include 30,000 shares of restricted stock subject to forfeiture, which vest in equal amounts on February 20, 2009 and 2010, subject to Mr. Moran’s continued employment on those dates. Shares of Class B common stock beneficially owned by Mr. Moran include 51,111 shares of restricted stock subject to forfeiture, which vest on March 31, 2008, subject to Mr. Moran’s continued employment on that date.

(10)	Shares of Class A common stock beneficially owned by Mr. Hartung include 20,600 shares jointly owned by Mr. Hartung and his spouse, 20,000 shares of restricted stock subject to forfeiture, which vest in equal amounts on February 20, 2009 and 2010, subject to Mr. Hartung’s continued employment on those dates, and 13,833 vested options to purchase shares of Class A common stock at an exercise price of $17.49 which expire on November 8, 2008. Shares of Class B common stock beneficially owned by Mr. Hartung include 81 shares jointly owned by Mr. Hartung and his spouse and 186 shares beneficially owned by his minor children. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.

(11)	Shares of Class A common stock beneficially owned by Mr. Wilner include 15,000 shares of restricted stock subject to forfeiture, which vest in equal amounts on February 20, 2009 and 2010, subject to Mr. Wilner’s continued employment on those dates, and 13,833 vested options to purchase shares of Class A common stock at an exercise price of $17.49 which expire on November 8, 2008.

(12)	Shares of Class B common stock beneficially owned by Mr. Baldocchi include 140,623 shares owned jointly by Mr. Baldocchi and his spouse.

(13)	Shares of Class B common stock beneficially owned by Ms. Friedman are held by the Alan H. Friedman Revocable Trust, of which Ms. Friedman is a co-trustee.

(14)	See notes (8) through (13).

Beneficial Ownership of McDonald’s Common Stock

For each of the persons listed below, the following is their beneficial ownership of shares of common stock of McDonald’s Corporation as of December 31, 2006:

	Shares of McDonald’s Common Stock Beneficially Owned
Name of Shareholder	Number of Shares	Percentage of Class
Steve Ells	—	—
John R. Hartung (1)	71,361	*
Montgomery F. Moran	—	—
Robert D. Wilner (2)	30,277	*
Albert S. Baldocchi	—	—
John S. Charlesworth	—	—
Patrick J. Flynn	8,469	*
Darlene J. Friedman	—	—
All current directors and executive officers as a group (8 persons)	110,107	*

*	Less than one percent (1%).

(1)	Includes 64,370 shares issuable upon exercise of vested options to purchase McDonald’s common stock held by Mr. Hartung, 392 shares of McDonald’s common stock jointly owned by Mr. Hartung with his spouse, 3,021 shares of McDonald’s common stock owned by Mr. Hartung’s spouse, and 3,578 shares of McDonald’s common stock owned by Mr. Hartung’s minor children. Mr. Hartung disclaims beneficial ownership of shares owned by his children.

(2)	Includes 29,612 shares issuable upon exercise of vested options to purchase McDonald’s common stock held by Mr. Wilner.

PROPOSAL A

ELECTION OF THREE DIRECTORS

Our Board of Directors has seven members divided into three classes. The initial term of office of our Class II directors will end at this year’s annual meeting of shareholders. The initial term of office of our Class III directors will end at the annual meeting of shareholders in 2008 and the term of our Class I directors will end at the annual meeting in 2009. Each director elected serves a three year term and will continue in office until a successor has been elected and qualified, subject to the director’s earlier resignation, retirement or removal from office.

Albert S. Baldocchi, Neil W. Flanzraich and Darlene J. Friedman are currently serving as Class II directors and are the proposed nominees for election as directors to serve for a three year term expiring at the 2010 annual meeting of shareholders. Each of the nominees has consented to serve if elected. If any nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason why the nominees would not be able to serve if elected.

The three nominees receiving a plurality of votes cast at the meeting will be elected as Class II directors. Abstentions, withheld votes and broker non-votes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

The following is biographical information about each of the three nominees and each current director. The respective current terms of all directors expire on the dates set forth below or until their successors are elected and have qualified.

Class II directors whose terms expire at the 2007 annual meeting and who are nominees for terms expiring at the 2010 annual meeting of shareholders	Biographical Information	Age	Director Since
Albert S. Baldocchi	Mr. Baldocchi has served on the Board of Directors of Chipotle since 1997. He has been self-employed for the past five years as a financial consultant and strategic advisor for a variety of privately-held companies with a specialization in multi-unit restaurant companies. Mr. Baldocchi holds a Bachelor of Science degree in chemical engineering from the University of California at Berkeley and an MBA from Stanford University.	53	1997

Class II directors whose terms expire at the 2007 annual meeting and who are nominees for terms expiring at the 2010 annual meeting of shareholders	Biographical Information	Age	Director Since
Neil W. Flanzraich	Mr. Flanzraich has been a private investor since February 2006. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1991 to 1995, Mr. Flanzraich served as Senior Vice President and a member of the Corporate Operating Committee of Syntex Corporation, an international pharmaceutical company. He is also a director of Continucare Corporation (Amex:CNU), Equity One Inc. (NYSE:EQY), Javelin Pharmaceuticals, Inc. (Amex:JAV), Neurochem Inc. (Nasdaq:NRMX), and RAE Systems, Inc. (Amex:RAE). Mr. Flanzraich received an A.B. from Harvard College (phi beta kappa, magna cum laude) and a J.D. from Harvard Law School (magna cum laude).	63	2007

Darlene J. Friedman	Ms. Friedman has served on the Board of Directors of Chipotle since 1995. Prior to retiring in 1995, Ms. Friedman spent 19 years at Syntex Corporation where she held a variety of management positions, most recently as Senior Vice President of Human Resources. While at Syntex Corporation, Ms. Friedman was a member of the corporate executive committee and the management committee. Ms. Friedman holds a Bachelor of Arts in psychology from the University of California at Berkeley and an MBA from the University of Colorado.	64	1995
Class III directors whose terms expire at the 2008 annual meeting
John S. Charlesworth	Mr. Charlesworth has served as a director of Chipotle since 1999. He is currently the sole owner/member of Hunt Business Enterprises LLC and EZ Street LLC. Before retiring in 2000, Mr. Charlesworth worked for McDonald’s for 26 years, most recently as president of its midwestern division from July 1997 to December 2000. He holds a Bachelor of Science degree in business, majoring in economics, from Virginia Polytechnic Institute.	60	1999

Class III directors whose terms expire at the 2008 annual meeting	Biographical Information	Age	Director Since
Montgomery F. (Monty) Moran	Mr. Moran is our President and Chief Operating Officer. He was appointed as President and COO in March 2005, and was appointed to the Board of Directors in December 2006. Mr. Moran previously served as chief executive officer of the Denver law firm Messner & Reeves, LLC, where he was employed since 1996, and as general counsel of Chipotle. Mr. Moran holds a Bachelor of Arts degree in communications from the University of Colorado and a law degree from Pepperdine University.	40	2006
Class I directors whose terms expire at the 2009 annual meeting
Steve Ells	Mr. Ells founded Chipotle in 1993. He is Chief Executive Officer and was appointed Chairman of the Board in 2005, and has served as a director since 1996. Prior to launching Chipotle, Mr. Ells worked for two years at Stars restaurant in San Francisco. Mr. Ells is a 2003 recipient of a Silver Plate Award from the International Foodservice Manufacturers’ Association. Mr. Ells graduated from the University of Colorado with a Bachelor of Arts degree in art history. He is also a 1990 Culinary Institute of America graduate.	41	1996

Patrick J. Flynn	Mr. Flynn has served on the Board of Directors of Chipotle since 1998. He has been retired since January 2, 2001. Prior to retiring, Mr. Flynn spent 39 years at McDonald’s where he held a variety of executive and management positions, most recently as Executive Vice President responsible for strategic planning and acquisitions.	64	1998

The Board of Directors held five meetings in 2006. All directors attended at least 75% of the meetings of the Board and of committees of which they were members during 2006. The Board has requested that each member of the Board attend our annual shareholder meetings absent extenuating circumstances, and all directors (including Mr. Moran, but excluding Mr. Flanzraich, neither of whom was a director at the time) attended the 2006 annual meeting of shareholders.

A Majority of our Board Members are Independent

Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the New York Stock Exchange. Based on that review, in March 2007 the Board determined that none of our directors have any relationships, transactions or arrangements that would compromise their independence, except Messrs. Ells and Moran, who are each our employees. In particular, the Board determined that the registration rights granted to

Mr. Baldocchi and Ms. Friedman, as described below under “Certain Relationships and Related Party Transactions,” do not constitute a material relationship that would create material conflicts of interest or otherwise compromise the independence of Mr. Baldocchi or Ms. Friedman in attending to their duties as directors. Accordingly, the Board concluded that each director other than Messrs. Ells and Moran qualifies as an independent director.

Committees of the Board

Our Board of Directors has three standing committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent. Each committee operates pursuant to a written charter adopted by our Board of Directors which sets forth the committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the investor relations page of our corporate website at www.chipotle.com, and will be provided to any shareholder without charge upon the shareholder’s written request to our corporate secretary.

Audit Committee

In accordance with its charter, the Audit Committee acts to (a) oversee the integrity of our financial statements, system of internal controls, risk management and compliance with legal and regulatory requirement, and (b) provide an open avenue of communication among our independent auditors, accountants, internal audit and financial management. The committee’s responsibilities include review of the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee. The committee retains, determines the compensation of, evaluates, and when appropriate replaces our independent auditors and pre-approves audit and permitted non-audit services provided by our independent auditors. The Audit Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent auditors are pre-approved. This policy is summarized on page 17 of this proxy statement.

The Audit Committee is required to establish procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The Audit Committee may retain independent advisors at our expense that it considers necessary for the completion of its duties.

The Audit Committee held 10 meetings in 2006. The members of the Audit Committee are Messrs. Baldocchi (Chairperson), Charlesworth and Flynn. Our Board of Directors has determined that all of the Audit Committee members meet the enhanced independence requirements required of audit committee members by regulations of the SEC, and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that Mr. Baldocchi qualifies as an “audit committee financial expert” as defined in SEC regulations.

No member of the Audit Committee served on any audit or similar committee of any other publicly held company in 2006. A report of the Audit Committee is found under the heading “Audit Committee Report” on page 16.

Compensation Committee

The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the committee determines the compensation level of our Chairman and Chief Executive Officer based on an evaluation of his performance against corporate goals and objectives approved by the committee, and also approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. The manner in which the committee makes determinations as to the compensation of our executive officers is described in more detail below under “Compensation Discussion and Analysis.”

The Compensation Committee charter also grants the committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to confirm that those plans provide reasonable benefits to us; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the full Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and administer our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee, except where such delegation is not allowed by law.

The Compensation Committee has also been appointed by the full Board to administer our 2006 Stock Incentive Plan, and makes awards under the plan as described below under “Compensation Discussion and Analysis—Components of Compensation—Long-Term Incentives.” The committee delegates its authority under the plan to our executive officers to make grants to non-executive officer level employees, within limitations specified by the committee in its delegation of authority.

To help us achieve the objectives of our compensation programs as described below under “Compensation Discussion and Analysis,” Hewitt Associates, LLC, an outside global human resources consulting firm, provides us with advice regarding compensation matters and conducts an annual review of our executive compensation programs. In late 2006, Hewitt began working more directly with the committee, providing advice and consultation directly to the committee in connection with its decisions regarding executive compensation. Hewitt also continues to work with our chief administrative officer and other employees to provide us with advice on the design of our company-wide compensation programs and policies and other matters relating to compensation. A substantial majority of the fees we paid to Hewitt in 2006 were in connection with the firm’s work with the committee on executive compensation. The committee ratified the terms of our engagement of Hewitt, and considers Hewitt to have sufficient independence from our company and executive officers to allow the firm to offer objective advice.

The Compensation Committee held five meetings in 2006. The members of the committee are Ms. Friedman (Chairperson) and Mr. Flynn. Our Board of Directors has determined that each member of the Compensation Committee qualifies as a “Non-Employee Director” under SEC Rule16(b)-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. A report of the Compensation Committee is found under the heading “Compensation Discussion and Analysis—Compensation Committee Report” on page 24.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include recommending to the Board improvements in our corporate governance principles, periodically (at least annually) reviewing the adequacy of such principles, and recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board by our shareholders at each annual meeting, (ii) individuals to be nominated and elected to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board) and (iii) appointments to committees of the Board.

The committee periodically reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. The committee also reviews the nomination by our shareholders of candidates for election to the Board if such nominations are within the time limits and meet other requirements established by our bylaws. The committee oversees the evaluation of the performance of the Board and its committees and reviews and makes recommendations regarding succession plans for positions held by executive officers.

The Nominating and Corporate Governance Committee held four meetings in 2006. The members of the committee are Mr. Flynn (Chairperson) and Ms. Friedman.

Compensation of Directors

Directors who are also employees of Chipotle (or prior to our split-off from McDonald’s, employees of McDonald’s or its other affiliates) do not receive compensation for their services as directors. Effective January 1, 2007, directors who are not employees of Chipotle receive an annual retainer of $80,000, of which $40,000 is paid in cash and $40,000 is paid in shares of our Class A common stock based on the closing price of the stock on the grant date, which is in June each year. Each director who is not an employee of Chipotle also receives a $1,500 cash payment for each meeting of the Board of Directors he or she attends and $1,000 for each meeting of a committee of the Board of Directors he or she attends ($500 in the case of telephonic attendance at an in-person committee meeting). Annual cash retainers are paid to the chairperson of each committee of the Board of Directors as follows: $20,000 for the Audit Committee Chairperson, $5,000 for each of the Compensation Committee Chairperson and the Nominating and Corporate Governance Committee Chairperson, and $3,000 for the chairperson of any other committee established by the Board of Directors. Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings. The compensation of each of our independent directors in 2006 is set forth below under the heading “Director Compensation for 2006.”

CORPORATE GOVERNANCE

Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill Code of Conduct, which applies to all Chipotle officers, directors and employees; and separate Codes of Ethics for our directors, our Chief Executive Officer, our President and Chief Operating Officer, our Chief Finance and Development Officer and our principal accounting officer. The Corporate Governance Guidelines, Code of Conduct, and each of the Codes of Ethics are available on the “Investors” page of our corporate website at www.chipotle.com under the “Corporate Governance” link, and we will provide any of these documents in print to any shareholder who requests them by writing to our Corporate Secretary.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Conduct or our Codes of Ethics that apply to our executive officers or our principal accounting officer, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on our website at www.chipotle.com.

Chairman of the Board

Mr. Ells, our founder and Chief Executive Officer, also serves as Chairman of the Board. The Chairman of the Board presides at all meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him in that capacity by the Board or prescribed by our bylaws.

Lead Director

In December 2006, the Board appointed Mr. Baldocchi as the Lead Director. The Lead Director chairs Board meetings during any sessions conducted as executive sessions without employee members of management being present. The Lead Director also consults with the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Chief Finance and Development Officer on business issues and with the Nominating and Corporate Governance Committee on Board management.

How to Contact the Board of Directors

Any shareholder or other interested party may contact the Board of Directors, including the Lead Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient(s) in care of Chipotle Mexican Grill, Inc., 1543 Wazee Street, Suite 200, Denver, CO 80202, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. The company’s general counsel will review and sort communications before forwarding them to the addressee(s).

Executive Sessions

Non-management directors met in executive session without management at the end of each regularly-scheduled Board meeting during 2006. Mats Lederhausen, the Lead Director prior to his resignation from the Board in October 2006, chaired the non-employee executive sessions of the Board, and Mr. Baldocchi, the newly-appointed Lead Director, chaired the non-employee executive sessions in December 2006 and March 2007. The Board expects to conduct an executive session limited to non-employee Board members at each regularly-scheduled Board meeting during 2007, and independent directors may schedule additional sessions in their discretion.

At regularly scheduled meetings of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, executive sessions are held from time to time with only the committee members in attendance, or with only the committee members and their advisors present, to discuss whatever topics the committee members deem necessary or appropriate.

Director Nomination Process

Mr. Baldocchi, Mr. Flanzraich and Ms. Friedman, the nominees for election as directors at this year’s annual meeting, were recommended to the Board as nominees by the Nominating and Corporate Governance Committee, which is responsible for overseeing the process of nominating individuals to stand for election as directors.

The Nominating and Corporate Governance Committee manages the overall process of selecting candidates to serve as directors, including the identification of director candidates who meet certain criteria set from time to time by the committee and the consideration of director candidates nominated by shareholders in accordance with our bylaws, including compliance with the deadlines described under “Shareholder Proposals and Nominations for 2008 Annual Meeting – Bylaw Requirements for Shareholder Submission of Nominations and Proposals.” The committee’s written charter requires that these criteria reflect at a minimum any requirements of applicable law and NYSE listing standards, a candidate’s strength of character, judgment and business experience, as well as factors relating to the current composition and structure of the Board such as specific areas of expertise and principles of diversity. The committee has no formal process for evaluating proposed nominees, but generally the biographical summaries or resumes of potential candidates are reviewed by the committee, in consultation with the Chairman of the Board and Chief Executive Officer (except in the case of a nomination of the incumbent Chairman of the Board). In the course of this review, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other reasons. The committee then decides which of the remaining candidates most closely match the committee’s criteria for the director position to be filled and are therefore deserving of further consideration.

The committee discusses these candidates, decides which of them, if any, should be pursued, gathers additional information if desired, and conducts interviews and decides whether to recommend one or more candidates to the Board for nomination. The Board discusses the committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those candidates selected as nominees are named in the proxy statement for election by the shareholders at the annual meeting of shareholders (or, if between annual meetings, in the case of a need to fill a vacancy, including a vacancy that results from an increase in the number of directors, the nominees may be elected by the Board itself).

Policies and Procedures for Review and Approval of Transactions with Related Persons

We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers or directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit Committee to approve in advance any transactions in which any of the persons named above have any material interest, whether direct or indirect, unless the value of all such transactions in which a related party has an interest during a year total less than $10,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described beginning on page 36.

A related person transaction will only be approved by the Audit Committee if the committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Baldocchi and Flanzraich and Ms. Friedman as Class II directors.

PROPOSAL B

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the year ending December 31, 2007 and to perform other permissible, pre-approved services. The committee has adopted a policy which sets out procedures that the committee must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and will be reviewed by the Audit Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law.

Ernst & Young LLP has served as our independent auditors since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEE

The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2006 and 2005 are:

Fees for Services	2006	2005
Audit Fees (1)	$692,731	840,574
Audit-Related Fees (2)	2,000	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$694,731	840,574

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses related to SEC filings, comfort letters, consents and comment letters.

(2)	Includes fees for a subscription to an Ernst & Young online service used for accounting research purposes.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 31, 2006, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2006 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T; (iii) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

The Audit Committee:

Albert S. Baldocchi, Chairperson

Patrick J. Flynn

John S. Charlesworth

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent auditors. This policy provides that the Audit Committee must pre-approve all audit, review and attest engagements and may do so on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis, but must be individually pre-approved by the Audit Committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.

Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the Audit Committee may take into account whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The Audit Committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases.

The Audit Committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.

The Audit Committee periodically reviews a schedule of fees paid and payable to the independent auditor by type of covered service being performed or expected to be provided. Our Chief Finance and Development Officer also reports periodically to the Audit Committee any non-compliance with this policy of which he becomes aware. The Audit Committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full Audit Committee. The individual member of the Audit Committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the Audit Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers and explains the manner in which the Compensation Committee determines the actual compensation of our executive officers. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives which follow it regarding the compensation of our executive officers.

Compensation Philosophy and Objectives

Our philosophy with regard to the compensation of our employees, including our executive officers, is to reinforce the importance of performance and accountability—both at the individual and at the corporate level. We strive to provide our employees with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the committee believes our compensation philosophy to be best effectuated by designing compensation programs and policies to achieve the following specific objectives:

•	Attracting, motivating, and retaining highly capable executives who are vital to our short- and long-term success, profitability, and growth;

•	Aligning the interests of our executives and shareholders by rewarding executives for the achievement of strategic and other goals that we believe will enhance shareholder value; and

•	Differentiating executive rewards based on actual performance.

The committee intends to design programs delivering compensation consistent with competitive market practice when our performance meets target expectations, but that deliver higher payouts when we achieve superior performance, and that deliver lower payouts if we fall short of our goals. In addition, the committee intends to be more aggressive with regard to at-risk elements of executive compensation such as incentive bonuses and equity-based compensation, in order to reward our executive officers based on performance.

Overview of Executive Compensation Determinations

In setting compensation for our executive officers, the committee reviews the cash and equity-based compensation paid to each executive officer in each year since the officer started work with us (or since 1998 in the case of our Chief Executive Officer), as well as the accumulated value of all cash and equity-based compensation awarded to each executive officer. The committee also conducts discussions with our Chief Executive Officer regarding the performance of our other executive officers, and meets in executive sessions to discuss the performance of the Chief Executive Officer. Those discussions, together with the committee’s review of each executive officer’s historical compensation and accumulated long-term incentive pay, allow the committee to make compensation decisions in light of each executive officer’s individual achievement and other circumstances.

To supplement its review of each executive officer’s performance and historical compensation, the committee refers to market data on executive compensation. Our management team obtains compensation-related market data from a number of broad-based survey sources that include information from a wide range of companies in a similar size range (measured by revenues) as us. From the data assembled from these survey sources, Hewitt provides the committee with indicative benchmarking of various elements of executive compensation, using regression analysis to adjust survey data to account for differences in company size.

For purposes of making executive compensation decisions for 2007 and beyond, the committee also selected, based on input from Hewitt and our executive officers, a custom peer group comprised of a mix of 22 high-growth and successfully branded publicly-traded companies that we believe we compete with on a national and local scale for sales, executive talent or both. The custom peer group had median annual revenues in fiscal 2005 of $1.2 billion and a median market capitalization as of November 30, 2006 of $2.2 billion. Our fiscal 2006 revenues of $822.9 million placed us in proximity to the median revenues of the custom peer group. In addition, our sales growth rate is higher than all but one of the companies in this group. Measured by fiscal 2006 revenues, the median three-year revenue growth for companies in the proxy peer group was 54.1 percent and our three-year revenue growth was 206.8 percent. As a result of our substantially higher growth rate than the companies in the custom peer group, we believe this group is an appropriate sample against which to compare our actual and proposed executive compensation packages for 2007 and beyond. The committee may adjust the peer group from time to time to ensure that the group continues to provide an appropriate comparison group for our company.

To make compensation decisions, the committee refers to the data provided to it to determine what it believes to be competitive market practice with regard to executive compensation. The committee then sets individual compensation levels based on individual performance of each executive officer, referring to competitive market compensation, historical compensation levels for each executive officer, and other factors.

Components of Compensation

The committee believes that by including in each executive officer’s compensation package incentive-based cash bonuses tied to individual performance and our financial and operational performance, as well as equity-based compensation in the form of stock options or other types of awards, where the reward to the executive is based on appreciation in the price of our common stock, it can reward achievement of our corporate goals and the creation of shareholder value. Accordingly, the elements of our executive compensation are base salary, annual incentives, long-term incentives, and certain benefits and perquisites. The committee seeks to allocate compensation among these various components for each executive officer in a way that is consistent with market practice, determined as described above.

Base Salaries

We pay a base salary to compensate our executive officers for services rendered during the year. We do not currently have written employment agreements with any of our executive officers providing for any particular level of base salary. Rather, the committee reviews the base salary of each executive officer at least annually and adjusts salary levels as the committee deems necessary or appropriate. Base salaries are typically adjusted during the first quarter of each year. The committee sets base salaries by reference to competitive market practice, factoring in the varying levels of responsibility, performance, prior experience and breadth of knowledge of our executive officers, as well as internal equity issues. The historical compensation level of a particular executive officer may result in a deviation from the overall market compensation levels that we generally target, in particular because where substantial adjustments would be required to position an executive officer’s compensation within our targeted range, we may choose to make the adjustments over a period of years rather than making a large adjustment to an individual’s compensation at one time.

In setting base salaries for our executive officers for 2006 the committee referred to survey data for independent companies, as well as for companies operating as part of a larger corporate group in view of McDonald’s Corporation’s ownership interest in us prior to October 2006. The committee increased base salaries for 2006 to reward the executive officers for very strong performance during 2005, as well as to adjust salaries to make them more consistent with competitive market practice. However, because we had only been a public company for a brief time when 2006 base salaries were set, the committee did not target any particular pay level as compared to competitive market practice for the executive officers.

To set base salary levels for 2007, the committee compared 2005 and 2006 base salary levels and total compensation for each executive officer to market information derived from the general survey data and the custom peer group. Base salaries were set by reference to the middle quartiles of the competitive market data, although the committee made adjustments to particular salary levels in consideration of the comparability of the roles of some of our executive officers to the roles generally represented by the market information, and in consideration of each executive officer’s individual performance. Comparison to market practice as determined by reference to the general survey data and the custom peer group resulted in considerable increases in base salaries, due to our becoming an independent public company and our significant growth. The committee set Mr. Ells’s 2007 base salary at $600,000, Mr. Moran’s 2007 base salary at $450,000, Mr. Hartung’s 2007 base salary at $350,000, and Mr. Wilner’s 2007 base salary at $285,000.

Annual Incentives

We have designed, and the committee oversees, an annual performance-based bonus program for all of our full-time regional and corporate employees, including our executive officers. We call this program our “Annual Incentive Plan,” or “AIP.” Early in each fiscal year, we set a target AIP bonus for each eligible employee. The target AIP bonus for each executive officer is set by the committee by reference to competitive market practice as identified by the committee, consistent with our overall compensation policies and philosophy and with each executive officer’s individual role. Following completion of our year-end financial statements and each executive officer’s annual performance evaluation (as described below), actual bonuses are determined by applying, to each executive officer’s target bonus, a formula that increases or decreases the payout amount based on performance against the AIP targets.

Method of Determining AIP Payouts

Payouts under the AIP are determined each year by a formula consisting of a company performance factor, a team performance factor, and an individual performance factor, each stated as a percentage by which an executive officer’s target payout amount will be adjusted up or down to determine actual cash bonuses. Each of the company, team and individual performance factors could be adjusted downward to zero based on company, team or individual performance, which could result in no AIP bonuses being paid or in an individual’s AIP bonus being reduced to zero. This ensures that AIP bonuses are not paid if our performance falls far short of our expectations, and that employees not contributing to our success are not rewarded unfairly.

We include the company performance factor in the calculation to reward participating employees when our company performs well, which we believe focuses employees on improving corporate performance and aligns the interests of our employees with those of our shareholders. We include the team performance factor to promote teamwork and to provide rewards based on the areas of the company in which a participant can make the most impact. We include the individual performance factor to emphasize individual performance and accountability. Each of these components can reduce award levels when we, one of our “team” units, or an employee participating in the AIP don’t perform well, which further promotes accountability. We believe that as a whole, this structure results in the AIP rewarding our top performers, consistent with our goal of building shareholder value.

To determine the company and team performance factors for each year, at the beginning of the year the committee sets a targeted performance level for a number of financial or operating measures (on a company-wide basis for the company performance factor and for each of our operating regions for the team performance factor), and identifies key initiatives for improving our company during the year. The AIP formulas are structured so that achievement of the targeted financial and operating measures and achievement as determined by the committee of the key initiatives would result in company and team performance factors that would result in payout at the targeted bonus levels. Achievement above or below the targeted financial and operating measures, and over- or under-achievement of the key initiatives as determined by the committee, would result in company and team performance factors that would increase or decrease the executive officer’s target bonus based on a scale for each measure set by the committee at the beginning of the year. The company performance factor is determined after the conclusion of the year by referencing actual performance on each of the relevant financial and operating measures, and on the key initiatives, to the scales set by the committee. The team performance factor for each region is calculated in the same manner, based on each region’s achievement against the financial and operating measures and key initiatives. The team performance factor for corporate-level employees is the average of the regional team performance factors, subject to adjustment based on other variables considered by the committee relating to our corporate employees.

The individual performance factor is a function of the individual employee’s performance rating for the year. The performance rating assigned to each employee corresponds to a range of percentages determined by the committee at the beginning of the year. The precise individual performance factor is set within the range associated with an AIP participant’s performance rating, following completion of the employee’s performance review. The committee evaluates the Chief Executive Officer’s performance, and approves the individual performance factor for each executive officer based on goals and objectives approved for each executive in the first quarter of each fiscal year.

The committee also sets maximums each year for the company, team and individual performance factors. The committee may, in its discretion, authorize a deviation from the parameters set for any particular performance factor in order to account for exceptional circumstances and ensure that AIP bonuses further the objectives of our compensation programs. However, AIP payouts have generally been made according to the plan outlined above, without deviation from the plan outlines approved by the committee.

The calculations used to determine 2006 AIP bonuses are described below under “Grants of Plan Based Awards.”

Long-Term Incentives

We use long-term incentives as determined by the committee to be appropriate to attract, retain, and motivate executive officers and other key employees. When granting long-term incentives, the committee considers each executive officer’s level of responsibility, prior experience, historical award data, and individual performance, as well as compensation practices at peer companies and other relevant data.

We adopted the Chipotle Executive Stock Option Plan in 2002 and the Chipotle Stock Appreciation Rights Plan in 2004, and prior to our initial public offering we made equity awards to executive officers and others under these plans. In 2006, in conjunction with our initial public offering, we adopted our 2006 Stock Incentive Plan, under which we are authorized to issue stock options, restricted stock or other equity-based awards. We no longer grant awards under the Executive Stock Option Plan or the Stock Appreciation Rights Plan, and stock appreciation rights outstanding under the Stock Appreciation Rights Plan have been converted into options under the 2006 Stock Incentive Plan.

Any awards under the 2006 Stock Incentive Plan are awarded or denominated in shares of our Class A common stock. The plan is administered by the committee, and the committee makes grants directly to our executive officers, and delegates, within limits as to award sizes and aggregate award amounts, to one or more executive officers the authority to make awards to employees other than the executive officers. The committee also has discretion to set the terms of individual awards under the plan, and has set standardized terms each year that have been incorporated into every award under the plan for that particular year.

To date, our long-term incentives have primarily been in the form of stock option grants. We believe options align the economic interests of our employees, including our executive officers, with those of our shareholders, and closely tie rewards to corporate performance because options do not offer value unless our stock price increases. We also believe that the terms the committee has set for our stock options balance the interests of rewarding our employees for building shareholder value, while limiting the dilutive effect on our outside shareholders of our equity compensation programs. The committee believes that the potential dilution posed by awards outstanding under the 2006 Stock Incentive Plan is less than the average dilution from plans at companies similar to ours.

The committee has historically made option and other equity award grants on an annual basis, except in the case of certain key hires. In December 2006, the committee adopted a policy of making stock option grants only on an annual basis, within five business days following our public release of financial results for the previous fiscal year. We plan not to grant options outside of this annual award cycle, absent exceptional circumstances. All options we have granted subsequent to our initial public offering have, and all options we grant in the future will have, an exercise price equal to the closing market price of the underlying stock on the date of the grant.

In conjunction with our initial public offering, on January 25, 2006 we made a one-time grant of an aggregate of 774,150 options to all of our salaried employees, including 318,000 options granted to our executive officers. The options have an exercise price of $22.00 per share, the initial public offering price of our Class A common stock, and the terms of the options include a three-year vesting period and seven-year term. No options vest prior to the third anniversary of the grant, subject to possible acceleration of vesting as provided below under “Potential Payments Upon Termination and Change-In-Control.” The standardized option terms are set forth in the form of Stock Option Agreement filed with the SEC, along with the 2006 Stock Incentive Plan, as an exhibit to our Registration Statement on Form S-1 on January 10, 2006.

On February 20, 2007, we granted options to our executive officers with an exercise price of $63.89 per share, the closing market price of our Class A common stock on the grant date. Mr. Ells received 80,000 options, Mr. Moran received 40,000 options, Mr. Hartung received 25,000 options and Mr. Wilner received 20,000 options. The standardized option terms for the 2007 grants are generally the same as for 2006 grants, except that under the terms of the 2007 grants, option-holders who are terminated without cause in certain situations have a 90-day post-termination period to exercise vested options, rather than a 30-day period as provided in the 2006 grants. We filed the form of Stock Option Agreement for 2007 grants as an exhibit to our Annual Report on Form 10-K filed on February 23, 2007.

The number of stock options granted to our executive officers in 2006 and 2007 were determined based on the committee’s review of each executive officer’s performance for the prior year, as well as the economic value of the awards and competitive market award levels.

The committee believes that our executive officers performed exceptionally in 2006 to successfully complete our initial public offering and our separation from McDonald’s, while leading our company to financial and operating results that exceeded our internal goals and external guidance by a considerable margin. Accordingly, the committee determined on February 20, 2007 that it would be appropriate to increase the equity component of our executive officers’ compensation for 2007, and made a special incentive grant of restricted stock to the executive officers in addition to the 2007 option awards. Mr. Ells was awarded 55,000 shares of restricted stock, Mr. Moran was awarded 30,000 shares, Mr. Hartung was awarded 20,000 shares, and Mr. Wilner was awarded 15,000 shares. The committee determined that restricted stock grants were an appropriate way to reward our executive officers due to the high retention value associated with restricted stock.

The standard terms for the restricted stock grants include vesting in two equal installments on the second and third anniversary of the date of grant, subject to immediate vesting in the case of our terminating the recipient’s employment “without cause” or the recipient terminating his employment for “good reason,” in each case as defined in the plan and determined by the committee. We filed the form of Restricted Stock Agreement for 2007 grants as an exhibit to our Annual Report on Form 10-K filed on February 23, 2007.

We have not adopted stock ownership guidelines. However, Mr. Ells retains a significant ownership interest in us, primarily through shares of our Class B common stock that he has held (accounting for recapitalizations and conversions) since our inception or purchased well before our initial public offering. In addition, our executive officers other than Mr. Ells each purchased a significant number of shares of Class A common stock in our initial public offering. Our equity compensation awards have further ensured that our executive officers have a meaningful ownership stake in our company.

Benefits and Perquisites

We provide our executive officers with access to the same benefits we provide all of our full-time employees, as well as benefits that are available to all our higher-level employees. We also provide our executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our compensation objectives.

Perquisites are generally provided to help us attract and retain top performing employees for key positions, and in some cases perquisites are designed to facilitate our executive officers bringing maximum focus to what we believe to be demanding job duties. In addition to the perquisites identified in notes to the Summary Compensation Table below, we have occasionally allowed executive officers to be accompanied by a guest when traveling for business on an airplane chartered by us. Executive officers have also used airplanes that are available to us through our charter relationship for personal trips; in each case the executive officer has fully reimbursed us for the cost of chartering the airplane. Our executive officers are also provided with personal administrative services by company employees from time to time, including scheduling of personal appointments and performing personal errands. We believe that the perquisites we provide our executive officers are currently lower than median competitive levels for comparable companies.

In connection with our separation from McDonald’s Corporation, we established a non-qualified deferred compensation plan for our higher-level employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We established this plan in order to continue benefits, including company matching contributions, that were offered prior to our separation from McDonald’s under certain McDonald’s plans in which our executives were allowed to participate. We also we believe it is critical to facilitate retirement savings and other financial planning for our higher-level employees. In addition, we believe that the deferred compensation plan is an important retention and recruitment tool because many of the companies with which we compete for executive talent provide a similar plan to their senior employees.

Tax and Other Regulatory Considerations

Code Section 162(m)

Section 162(m) of the U.S. tax code provides that compensation of more than $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless amounts above $1,000,000 qualify for one of several exceptions. The committee typically attempts to structure the compensation of our executive officers such that compensation paid will be tax deductible to us. The deductibility of some types of compensation payments, however, can depend upon interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control. In addition, the committee’s primary objective in designing executive compensation programs is to support and encourage the achievement of our company’s strategic goals and to enhance long-term shareholder value. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Section 162(m).

We have implemented a 2006 Cash Incentive Plan, which was approved by our shareholders prior to our initial public offering, as an umbrella plan under which the AIP bonuses are paid in order to ensure that we can deduct the amount of the payouts from our reported income under Section 162(m). Under the 2006 Cash Incentive Plan, the committee sets maximum bonuses for each executive officer and other key employees. If the bonus amount determined under the AIP for participants in the 2006 Cash Incentive Plan is lower than the maximum bonus set under the 2006 Cash Incentive Plan, the committee has historically exercised discretion to pay the lower AIP bonus rather than the maximum bonus payable under the 2006 Cash Incentive Plan.

Code Section 409A

Section 409A of the U.S. tax code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. The committee takes Section 409A into account in determining the form and timing of compensation paid to our executive officers.

Accounting Rules

Various rules under generally accepted accounting principles determine the manner in which we account for equity-based compensation in our financial statements. The committee may consider the accounting treatment under SFAS 123(R) of alternative grant proposals when determining the form and timing of equity compensation grants to our executive officers. The accounting treatment of such grants, however, is not generally determinative of the type, timing, or amount of any particular grant of equity-based compensation the committee determines to make.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The Compensation Committee.

Darlene J. Friedman, Chairperson

Patrick J. Flynn

EXECUTIVE OFFICERS

In addition to Steve Ells, our Chairman of the Board and Chief Executive Officer, and Monty Moran, our President and Chief Operating Officer, each of whose biographies are included under the heading “Information Regarding the Board of Directors,” our executive officers are as follows:

John R. (Jack) Hartung, 49, is Chief Finance and Development Officer. Mr. Hartung joined Chipotle in 2002 after spending 18 years at McDonald’s where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Robert D. (Bob) Wilner, 52, is Chief Administrative Officer responsible for Human Resources, Information Technology, Safety, Security and Risk. Mr. Wilner joined Chipotle in 2002 after spending nearly 30 years at McDonald’s where he held a variety of operations and human resources positions in both corporate and international roles. Most recently, he served as Vice President of Human Resources of McDonald’s Partner Brands Group. Mr. Wilner graduated summa cum laude from Colorado Technical University with a Bachelor of Science in human resources.

SUMMARY COMPENSATION TABLE

The table below presents the total compensation we paid to each of our executive officers for services provided to us during 2006. Amounts in the columns titled “Salary” and “Non-Equity Incentive Plan Compensation” include amounts deferred at the election of each executive officer and paid into one or more retirement plans. Amounts in the columns titled “Stock Awards” and “Option Awards” reflect the amount of stock-based compensation expense we recognized in 2006 in respect of all outstanding equity awards held by each executive officer. Amounts in the column titled “Non-Equity Incentive Plan Compensation” were paid out (to the extent not deferred by the executive officer) under the AIP in March 2007, as described below under “ – Non-Equity Incentive Plan Awards – 2006 AIP Payouts.”

Name and Principal Position	Year	Salary	Stock Awards		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Steve Ells Chief Executive Officer and Chairman	2006	$461,738	—		$514,571		$741,000	$71,171	$1,788,480
Monty Moran President & Chief Operating Officer	2006	$389,231	$1,079,589	(4)	$228,569		$507,000	$30,393	$2,234,782
Jack Hartung Chief Finance and Development Officer	2006	$304,648	—		$501,781	(5)	$320,731	$109,619	$1,236,779
Bob Wilner Chief Administrative Officer	2006	$246,409	—		$414,634	(5)	$251,889	$33,302	$946,234

(1)

Expense reflected under “Option Awards” for each executive officer is attributable to the awards reflected in the table below captioned “Outstanding Equity Awards at 2006 Fiscal Year-End,” except that awards expiring in 2007 were fully expensed prior to 2006, and therefore no compensation expense relating to those awards appears in the table above. See Note 8 to our financial statements for the year ended December 31, 2006 for descriptions of the methodologies and assumptions we use to value option awards and the manner in which we recognize the related expense pursuant to FAS 123R, except that those descriptions with respect to options expiring in 2008 are included in our Annual Report on Form 10-K for the year ended

December 31, 2005, which we filed with the Securities and Exchange Commission on March 17, 2006. See also Note 4 below in relation to the “Option Awards” column for Mr. Hartung and Mr. Wilner.

(2)	Amount earned under the 2006 Annual Incentive Plan and paid under the 2006 Cash Incentive Plan, as described under “Compensation Discussion and Analysis—Components of Compensation—Annual Incentives” and “—Tax and Other Regulatory Considerations—Code Section 162(m).” A description of the manner in which the amounts were determined is set out below under “Non-Equity Incentive Plan Awards—2006 AIP Payouts.”

(3)	All Other Compensation includes the following:

•

Matching contributions we made on the executive officers’ behalf to the McDonald’s Ventures 401(K) plan, in which our employees were eligible to participate prior to our separation from McDonald’s, as well as the Chipotle Supplemental Deferred Investment Plan and the McDonald’s Excess Non-Qualified Plan, in the aggregate amounts of $37,261 for Mr. Ells, $3,138 for Mr. Moran, $22,016 for Mr. Hartung and $17,385 for Mr. Wilner. See “Non-qualified Deferred Compensation for 2006” below for a description of the Chipotle Supplemental Deferred Investment Plan and the McDonald’s Excess Non-Qualified Plan.

•

Company car costs, which include lease payments (less employee payroll deductions), insurance premiums and maintenance and fuel costs, totaling $32,681 for Mr. Ells, $25,840 for Mr. Moran, $17,648 for Mr. Hartung and $14,913 for Mr. Wilner.

•

Housing costs, including monthly rent and utilities payments, for a personal residence for Mr. Hartung, totaling $31,869, as well as $6,209 for reimbursement of taxes payable by Mr. Hartung in connection with this benefit.

•	Commuting expenses, which include air fare, airport parking, ground transportation and highway tolls, totaling $30,971 for Mr. Hartung and $280 for Mr. Moran.

•	Term life insurance premium payments totaling $1,229 for Mr. Ells, $1,134 for Mr. Moran, $906 for Mr. Hartung and $653 for Mr. Wilner.

•	Airline club membership fee of $350 paid on Mr. Wilner’s behalf under a program available to all employees meeting minimum travel requirements.

(4)	In March 2005, we made a restricted stock award to Mr. Moran in connection with his commencement of employment with us. The award consisted of 153,333 shares of Class B common stock which vest in three equal installments on the first, second and third anniversaries of the date of Mr. Moran’s employment, subject to his continued employment with us on the vesting dates. We recognize compensation expense relating to this award on a straight-line basis for each separate vesting portion over the relevant vesting period. The amount reflected in the table represents compensation expense we recognized during 2006 relating to this award, rather than any amounts actually paid to Mr. Moran.

(5)

Based on their combined age and years of service with us and McDonald’s Corporation, Mr. Hartung and Mr. Wilner achieved retirement eligibility prior to 2006, making them eligible for possible acceleration of vesting and retention of their option awards as described in more detail below under the caption “Potential Payments Upon Termination or Change-In-Control.” Because of the potential retention of options granted to or held by our retirement-eligible employees, FAS 123R generally requires that we accelerate the recognition of compensation expense for such options, and accordingly we recognize the expense for such options over a period of six months (corresponding to the notice period required for retirement) from the later of the grant date or the date of achieving retirement eligibility. Under these principles, we recognized all of the expense related to Mr. Hartung and Mr. Wilner’s 2006 option grants during 2006. Compensation expense for options granted prior to the adoption of FAS 123R in January 2005 is not required to be recognized on an accelerated basis prior to the actual retirement of an eligible option-holder. Accordingly, we recognize or have recognized expense related to Mr. Hartung’s and Mr. Wilner’s pre-2005 options over the three year vesting period. Mr. Ells and Mr. Moran have not met the combined age and years-of-service required to qualify for retirement eligibility, and as a result we recognize or have recognized expense relating to all of their outstanding options over the three year vesting period.

GRANTS OF PLAN-BASED AWARDS IN 2006

Name	Grant Date	Date of Board Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Under- lying Options		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Award(3)
			Threshold	Target	Maximum
Steve Ells	1/25/06	1/23/06	$0	$380,000	$741,000	150,000	(2)	$22.00	$1,381,500
Monty Moran	1/25/06	1/23/06	$0	$260,000	$507,000	80,000	(2)	$22.00	$736,800
Jack Hartung	1/25/06	1/23/06	$0	$169,028	$329,605	48,000	(2)	$22.00	$442,080
Bob Wilner	1/25/06	1/23/06	$0	$136,525	$266,223	40,000	(2)	$22.00	$368,400

(1)	Each executive officer was entitled to a cash award to be paid under our 2006 Cash Incentive Plan, although the committee has historically exercised discretion to pay each executive officer a lesser amount determined under the 2006 Annual Incentive Plan as described under “Compensation Discussion and Analysis—Components of Compensation—Annual Incentives.” Amounts disclosed under “Target” reflect the target AIP bonus, which would have been paid to the executive officer if each of the company performance factor, team performance factor and individual performance factor under the AIP had been set at 100 percent. Amounts disclosed under “Maximum” reflect the AIP bonus which would have been payable had each of the company performance factor, team performance factor and individual performance reached the caps set by the Compensation Committee.

(2)	Options to purchase Class A common stock granted under the Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan.

(3)	See Note 8 to our financial statements for the year ended December 31, 2006 for descriptions of the methodologies and assumptions we use to value option awards pursuant to FAS 123R.

Option Grants

In conjunction with our initial public offering and taking into consideration that we did not grant any stock options or stock appreciation rights to the named executive officers in 2005, the committee approved and the Board of Directors ratified, effective as of and contingent upon the registration statement for the initial public offering being declared effective, the grant of options under the 2006 Incentive Plan to purchase shares of Class A common stock in the following amounts to each named executive officer: 75,000 shares for each of 2005 and 2006 to Mr. Ells, 40,000 shares for each of 2005 and 2006 to Mr. Moran, 24,000 shares for each of 2005 and 2006 to Mr. Hartung, and 20,000 shares for each of 2005 and 2006 to Mr. Wilner. These options will vest in full on the third anniversary of the grant date if the officer remains continuously employed by us, and will be subject to accelerated vesting in connection with certain qualifying terminations of employment as a result of economic circumstances, or due to the officer’s death, disability or retirement, or in connection with a change in control of Chipotle. See “Potential Payments Upon Termination or Change-In-Control,” below. The options terminate on January 25, 2013, subject to earlier termination in the event of the participant’s termination of employment, and were granted with an exercise price equal to the initial public offering price of our Class A common stock.

Non-Equity Incentive Plan Awards—2006 AIP Payouts

The committee set the “Target” awards reflected in the table above during the first quarter of 2006, based on market data obtained from Hewitt. Target award amounts were set near or below the 50th percentile of the market data used by the committee, but allowed for maximum payouts that would be consistent with the 65th percentile of actual payouts reflected by the market data.

For 2006, the four measures the committee selected to be used in determining the company performance factor were operating income, new restaurant average daily sales, comparable restaurant sales increases, and new restaurant months of operation. The targeted performance levels for each of these measures were set consistent with or exceeding the levels included in our internal projections supporting our publicly-stated guidance regarding our expected future financial performance and operating growth. The committee believes that these targets were aggressive enough to ensure that achievement of the targets would result in significant value added for our company and our shareholders, while being achievable enough to provide meaningful incentives to our executive officers. The key initiatives targeted for 2006 were improving restaurant throughput, promoting from within, developing better managers, and improving restaurant development (managing the cost and development timeline for new restaurants while building more site inventory). The adjustments for over- or under-performance with respect to each measure during 2006 were set such that they would adjust upward for over-performance at twice the rate they would adjust downward for under-performance, subject to the maximum company performance factor, which the committee set for 2006 at 150 percent. The committee believed that this approach would provide a strong positive incentive to AIP participants, including the executive officers, to achieve and exceed the AIP targets.

Achievement against the financial and operating targets established by the committee to determine 2006 AIP bonuses was generally outstanding. In particular, our operating income (excluding the impact of the AIP bonuses) and comparable restaurant sales increases exceeded the targeted performance levels by a significant amount. We also exceeded the target for new restaurant average daily sales. We fell just short of our new restaurant months of operations target as a result of our restaurant openings being weighted heavily in the second half of the year, which decreased the company performance factor slightly. The committee also determined that we had overachieved with respect to advancement and implementation of the identified key initiatives. Combined with our performance against three of the four applicable financial and operating measures, the overall adjustments resulted in an uncapped company performance factor exceeding the 150 percent cap. As a result, 2006 AIP bonuses were based on a company performance factor of 150 percent.

Each of the measures used to compute the company performance factor for 2006 was also used, on a region-by-region basis, to compute the team performance factor for each of our three regions, except that new restaurant months of operation was not used in determining the team performance factor. The committee set the maximum team performance factor at 130 percent. Once again, as a result of generally strong performance against the applicable financial and operating measures and with regard to the key initiatives in each region, the team performance factor for corporate employees for 2006 was considerably higher than the cap. The team performance factor for corporate employees on an uncapped basis for 2006 would have exceeded the cap, and as a result the maximum team performance factor of 130 percent was used in computing 2006 AIP bonuses for corporate employees.

The committee determined the individual performance factor for each executive officer in view of the outstanding financial and operational performance we achieved during 2006, as well as the performance of each executive officer for the year. The committee rated each executive officer’s performance as outstanding, and accordingly assigned individual performance factors at or near the 130 percent maximum.

To determine the final amount of 2006 AIP bonus payouts, each executive officer’s (and each other AIP participant’s) targeted bonus amount was multiplied by the 150 percent company performance factor to arrive at an adjusted targeted award amount. The adjusted targeted award amount was then adjusted based on the applicable team performance factor, which was weighted at 30 percent, and the applicable individual performance factor, which was weighted at 70 percent. As a result of these computations, the maximum award level to each executive officer would have been 195 percent of the officer’s targeted award. The actual bonuses paid to the executive officers under this formula are reflected in the Summary Compensation Table above.

2007 AIP Structure

At a meeting on February 9, 2007, the committee approved the parameters of the AIP for 2007, with the performance measures and formulas for the 2007 AIP remaining substantially the same as described above, except that the maximum team performance factor was increased to 150 percent, which allows for higher maximum bonuses for those employees whose teams perform at a high level.

The operating and financial performance targets and key initiatives to be used to determine the company and team performance factors for 2007 were set at or above the levels included in the internal projections we relied on in issuing publicly-stated guidance regarding our expected future financial performance and operating growth.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)		Number of Securities Underlying Unexercised Options Unexercisable(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Steve Ells	—		150,000	(2)	$22.00	1/25/2013
	—		25,000	(3)	$22.35	7/14/2010
	24,833	(4)	—		$17.49	11/1/2008
	20,000	(5)	—		$14.97	11/9/2007
Monty Moran	—		80,000	(2)	$22.00	1/25/2013	102,222	(6)	$5,315,544	(7)
Jack Hartung	—		48,000	(2)	$22.00	1/25/2013
	—		18,333	(3)	$22.35	7/14/2010
	13,833	(4)	—		$17.49	11/1/2008
	6,833	(5)	—		$14.97	11/9/2007
Bob Wilner	—		40,000	(2)	$22.00	1/25/2013
	—		13,333	(3)	$22.35	7/14/2010
	13,833	(4)	—		$17.49	11/1/2008
	6,833	(5)	—		$14.97	11/9/2007

(1)	Stock option awards generally vest and become exercisable on the third anniversary of the grant date, and may be subject to termination prior to the expiration date if the executive officer’s employment with us terminates. See “Potential Payments Upon Termination or Change-In-Control.” Mr. Hartung and Mr. Wilner achieved retirement eligibility prior to 2006, making them eligible for acceleration of vesting and retention of their option awards provided they give us six month prior written notice of their retirement and agree to a two-year non-compete agreement. If they satisfy these requirements, their unvested options become fully vested and exercisable on the date of their retirement, and are exercisable through the third anniversary of the date of their retirement. Compensation expense related to each stock option award is included in the Option Awards column of the Summary Compensation Table, except that awards granted in 2002 (which expire in 2007) were fully expensed prior to 2006, and therefore no compensation expense relating to those awards appears in the Summary Compensation Table.

(2)	Options vest in full on January 25, 2009.

(3)	Options vest in full on July 14, 2007.

(4)	Options vested in full on May 1, 2006.

(5)	Options vested in full on May 9, 2005.

(6)	Award of 153,333 shares of restricted Class B common stock granted March 24, 2005 to Mr. Moran vests in one-third increments on each yearly anniversary of the date of grant. Compensation expense related to this award is included in the Stock Awards column of the Summary Compensation Table.

(7)	Based upon the closing stock price of our Class B common stock on December 31, 2006 of $52.00 per share.

Outstanding McDonald’s Equity Awards at December 31, 2006

Messrs. Hartung and Wilner were both employees of McDonald’s prior to joining us. Due to McDonald’s economic interest in us prior to October 12, 2006, options granted to Messrs. Hartung and Wilner by McDonald’s continued to vest while these individuals remain our employees. In addition, McDonald’s granted options to certain of our employees in 2001, including Mr. Ells, because we did not have our own employee stock option plan at that time. In connection with our separation from McDonald’s, our employees holding McDonald’s stock options were deemed to have terminated from McDonald’s, and as a result the exercise period for McDonald’s options held by our employees, including Messrs. Hartung and Wilner, were truncated.

The following table provides summary information about McDonald’s options held by our executive officers as of December 31, 2006.

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date
Steve Ells	—	—		—	—
Jack Hartung	17,500 19,800 20,500	— — —	$ $ $	29.43 35.25 40.4375	10/12/2009 10/12/2011 10/12/2011
Bob Wilner	12,300 12,540 10,700	— — —	$ $ $	29.43 35.25 40.4375	10/12/2009 10/12/2011 10/12/2011

(1)	Options are to purchase shares of McDonald’s Corporation common stock, have an exercise price equal to the fair market value of a share of McDonald’s common stock on the grant date, and generally were granted with a ten-year life, and vesting in equal annual installments over periods of four years. Subject to the approval of the compensation committee of McDonald’s board of directors, options may be transferred to certain permissible transferees, including immediate family members, for no consideration.

OPTION EXERCISES AND STOCK VESTED IN 2006

The following table provides summary information about options to purchase shares of our Class A common stock exercised by our executive officers during 2006, and about restricted shares of our Class B common stock which vested during 2006.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
Steve Ells	—	—
Monty Moran	—	—		51,111	$2,786,061	(1)
Jack Hartung	6,500	$303,095	(2)
Bob Wilner	6,500	$306,150	(3)

(1)

Based upon the closing stock price of our Class A common stock on March 24, 2006 of $54.51 per share. This award consists of shares of Class B common stock, which was not publicly traded as of the vesting date, and accordingly, we believe that shares of our Class A common stock are a reasonable approximation of the value of the shares that became vested on the vesting date.

(2)	Based upon the excess of the sale price received for the underlying shares of Class A common stock on November 21, 2006 of $61.16 per share over the exercise price of $14.97 per share, and excluding brokerage commissions or other transaction costs and any related taxes.

(3)	Based upon the excess of the sale price received for the underlying shares of Class A common stock on November 21, 2006 of $62.07 per share over the exercise price of $14.97 per share, and excluding brokerage commissions or other transaction costs and any related taxes.

McDonald’s Options Exercised in 2006

The following table provides summary information about options to purchase shares of McDonald’s common stock exercised by our executive officers during 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Steve Ells	41,050	$298,060
Jack Hartung	84,100	$980,950
Bob Wilner	58,700	$664,062

(1)	Based upon the excess of the sale price received for the underlying shares of McDonald’s Corporation common stock on the dates of sale over the exercise price of the options exercised, and excluding brokerage commissions or other transaction costs and any related taxes.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2006

Prior to our separation from McDonald’s our executive officers and other key employees were permitted to participate in non-qualified deferred compensation plans maintained by McDonald’s. The plans in which our executive officers participated, as well as the non-qualified deferred compensation plan we established at the time of our separation from McDonald’s, are described below.

Chipotle Supplemental Deferred Investment Plan

In October 2006, in connection with our separation from McDonald’s, we implemented the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan. The supplemental plan permits eligible management employees who elect to participate in the plan, including our executive officers, to make contributions to deferral accounts once the participant has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1% to 50% of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1% to 100% of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100% on the first 3% of contribution and 50% on the next 2% of contribution, provided, however, that we only match contributions to a participant’s Deferred Bonus Account if the participant contributes to his or her Supplemental Account. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution. Amounts credited to a participant’s deferral accounts fluctuate to track a variety of available investment choices selected by the participant, and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to either or both of the participant’s Supplemental Account or Deferred Bonus Account, in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of one or both of a participant’s deferral accounts are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are un-funded, unsecured general obligations of ours to pay in the future the value of the accounts.

The table below presents contributions by each executive officer, and our matching contributions, to the Chipotle Supplemental Deferred Investment Plan during 2006, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2006.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Steve Ells	$4,659	$3,727	$29	—	$8,415
Monty Moran	$3,923	$3,138	$148	—	$7,210
Jack Hartung	$12,057	$2,411	$50	—	$14,518
Bob Wilner	$2,435	$1,948	$37	—	$4,420

(1)	These amounts are reported in the Summary Compensation Table as part of each executive’s Salary for 2006.

(2)	These amounts are reported in the Summary Compensation Table as part of each executive’s All Other Compensation for 2006.

(3)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan

The McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan provide substantially similar benefits to participants as our Supplemental Deferred Investment Plan, except that the investment and distribution options in the McDonald’s plans are different in those in our plan. Effective with our separation from McDonald’s, our employees’ service with McDonald’s was deemed to have terminated, and the balances in these plans will be distributed in accordance with each participant’s distribution elections. Our employees are no longer permitted to contribute to these plans.

The table below presents contributions by each executive officer, and matching contributions for which we reimbursed McDonald’s, to the McDonald’s Excess Non-Qualified Plan, as well as each executive officer’s aggregate earnings under the McDonald’s plans and aggregate ending balances in the plans on December 31, 2006.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Steve Ells	$30,918	$24,734	$9,015	—	$218,111
Monty Moran	—	—	—	—	—
Jack Hartung	$124,043	$16,604	$104,461	—	$1,713,052
Bob Wilner	$62,983	$10,104	$63,340	—	$685,018

(1)	These amounts are reported in the Summary Compensation Table as part of each executive’s Salary for 2006.

(2)	These amounts are reported in the Summary Compensation Table as part of each executive’s All Other Compensation for 2006.

(3)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our named executive officers. Accordingly, we do not have any written agreements requiring that we make post-employment severance-type payments to the named executive officers in the event their employment terminates. In addition, payouts under the AIP are conditioned on the employee being employed as of the end of the year for which the payout relates.

However, the terms of some of the components of compensation we pay to the executive officers provide for post-employment benefits, as described below. In addition, we have in the past paid severance to executives or other key employees who have left us, and we may negotiate individual severance arrangements with any executive officer whose employment with us terminates, depending on the circumstances of the executive’s termination.

Restricted Stock

The terms of the restricted stock award we made to Mr. Moran in March 2005 require that, in the event Mr. Moran’s employment terminates due to his death or disability, or is terminated by us without cause or by Mr. Moran for good reason as defined in the award agreement, the unvested shares will vest immediately and be transferable without restriction. As of December 31, 2006, there were 102,222 shares of Class B common stock remaining unvested under this award. Assuming Mr. Moran’s employment terminated for any of the enumerated reasons on December 31, 2006, the acceleration of vesting would have resulted in a realizable benefit to Mr. Moran of $5.3 million, based on the closing market price of our Class B common stock on December 29, 2006 (the last trading day of 2006) of $52.00 per share.

The terms of the restricted stock awards we made to each executive officer in February 2007 have the same accelerated vesting provisions as the award we made to Mr. Moran.

Stock Options

The terms of stock options granted prior to 2007, including options held by the named executive officers, allow post-termination exercise of vested options for a period of 30 days following the optionholder’s voluntary termination of his or her employment, and in other circumstances as described below. Options (whether vested or unvested) terminate immediately in the event we terminate an optionholder’s employment for cause, as defined in the plan under which the award was granted. “Cause” under the 2006 Stock Incentive Plan generally means an optionholder’s failure to perform his or her duties, willful misconduct or gross negligence, breach of fiduciary duties to us, unauthorized use of company information, or commission of a felony involving moral turpitude. “Cause” under the Executive Stock Option Plan means the optionholder’s commission of any act involving dishonesty, fraud, illegality, or moral turpitude.

Outstanding options also provide for acceleration of vesting upon certain terminations, as described below. The intrinsic value of options for which vesting would be accelerated as described below is calculated based on the closing price of our Class A common stock on December 29, 2006 of $57.00 per share.

Involuntary Termination due to Economic Circumstances

In the event an optionholder’s employment with us terminates as a result of a reduction in force, downsizing, technology changes, a reorganization, or adverse economic or business conditions, any options scheduled to vest on or before the first anniversary of the termination date vest immediately and any remaining unvested options are terminated. Options vested on or before the optionholder’s termination remain exercisable for a period of 30 days following the optionholder’s termination.

Assuming the employment of each executive officer was terminated as a result of economic circumstances as described above on December 31, 2006, each executive officer would have had vesting accelerated with respect to options having the following approximate aggregate intrinsic value: Mr. Ells, $866,250; Mr. Hartung, $635,238; and Mr. Wilner, $461,988.

Voluntary Retirement

In the event an optionholder’s employment with us terminates as a result of the optionholder’s retirement, provided we receive six months’ prior written notice of the retirement and the optionholder executes an agreement not to engage in any competitive activity with us for a period of at least two years following retirement, any options scheduled to vest on or before the third anniversary of the retirement date vest immediately and any remaining unvested options are terminated. Because awards under our 2006 Stock Incentive Plan have a three year vesting term, all unvested options held by retirement-eligible employees would vest upon the optionholder’s retirement. Options vested on or before the optionholder’s retirement remain exercisable for a period of three years following the optionholder’s retirement.

Our employees, including the executive officers, are eligible for retirement under the terms of our outstanding options when the employee reaches a combined age and years-of-service (with us or McDonald’s Corporation) of 70. Of the executive officers, only Mr. Hartung and Mr. Wilner are eligible for retirement. Assuming Mr. Hartung retired on December 31, 2006 and satisfied the notice and non-compete terms described above, he would have had vesting accelerated with respect to options having an approximate aggregate intrinsic value of $2.3 million. Assuming Mr. Wilner retired on December 31, 2006 and satisfied the notice and non-compete terms described above, he would have had vesting accelerated with respect to options having an approximate aggregate intrinsic value of $1.9 million.

Termination due Death or Disability

In the event an optionholder’s employment with us terminates as a result of the optionholder’s death or disability (that is, a medically diagnosed permanent physical or mental inability to perform his or her job), all of the optionholder’s unvested options will vest and become immediately exercisable. In addition, the options will remain outstanding and exercisable for a period of three years following the optionholder’s death or disability.

Assuming each executive officer died or became disabled on December 31, 2006, each executive officer’s designated beneficiary would have had vesting accelerated with respect to options having the following aggregate intrinsic value: Mr. Ells, $6.1 million; Mr. Moran, $2.8 million; Mr. Hartung, $2.3 million; and Mr. Wilner, $1.9 million.

Involuntary Termination—Change-in-Control

The 2006 Stock Incentive Plan provides that if an optionholder’s employment with us is terminated without cause, or by the optionholder for good reason (generally meaning a reduction in the optionholder’s responsibilities or pay, or a change by more than 30 miles in the location of the optionholder’s job), within two years following a change in control of us as defined in the plan, all of the optionholder’s unvested options will vest and become immediately exercisable. In addition, the options will remain outstanding and exercisable for their full term.

Assuming a change in control of us occurred and each executive officer’s employment was terminated without cause, or the executive officer resigned for good reason, in each case as of December 31, 2006, each executive officer would have had vesting accelerated with respect to options having the following aggregate intrinsic value: Mr. Ells, $6.1 million; Mr. Moran, $2.8 million; Mr. Hartung, $2.3 million; and Mr. Wilner, $1.9 million.

A change in control would generally be deemed to occur under the plan in the event any person or group acquires shares of our common stock representing greater than 25 percent of combined voting power of our outstanding common stock, or in the event our current directors, or persons we nominate to replace current directors, do not constitute at least a majority of our Board, or in the event of certain mergers, liquidations, or sales of substantially all of our assets by us.

DIRECTOR COMPENSATION FOR 2006

Directors who are also our employees (or prior to the split-off, employees of McDonald’s) do not receive compensation for their services as directors. Non-employee directors (excluding directors employed by McDonald’s) received an annual retainer during 2006 of $50,000, of which $25,000 was paid in cash and $25,000 was paid in shares of our Class A common stock based on the closing price of the stock on the day of our annual shareholders meeting. Each non-employee director also received a $1,500 cash payment for each meeting of the Board of Directors he or she attends and $1,000 for each meeting of a committee of the Board of Directors he or she attends ($500 in the case of telephonic committee meetings). Annual cash retainers are paid to the chairperson of each committee of the Board of Directors as follows: $20,000 for the Audit Committee Chairperson, $5,000 for each of the Compensation Committee Chairperson and the Nominating and Corporate Governance Committee Chairperson, and $3,000 for the chairperson of any other committee established by the Board of Directors. Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings. The following table reflects the total compensation paid to our non-employee directors in 2006.

Name	Fees earned or paid in cash	Stock awards (1)	Total
Albert S. Baldocchi	$59,500	$25,033	$84,533
John S. Charlesworth	$39,500	$25,033	$64,533
Patrick J. Flynn	$53,500	$25,033	$78,533
Darlene J. Friedman	$46,500	$25,033	$71,533

(1)	Reflects a grant to each non-employee director of 412 shares of Class A common stock on May 23, 2006, valued at a price per share of $60.76, the closing price of our Class A common stock on the grant date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of greater than 10% of either class of our outstanding common stock to file initial reports of their ownership of our equity securities and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2006.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with McDonald’s

McDonald’s Corporation beneficially owned a majority of the combined voting power of our outstanding common stock and a majority of the economic interest in our outstanding common stock from prior to our initial public offering until October 12, 2006, when McDonald’s completed its disposition of its interest in us via a tax-free exchange offer with its shareholders.

In connection with our IPO and our subsequent split-off from McDonald’s we entered into agreements with McDonald’s to clarify our relationship. As our controlling shareholder after the IPO, McDonald’s exercised significant influence over our business policies and affairs, including the composition of our Board of Directors and any action requiring the approval of our shareholders. Mats Lederhausen, an employee of McDonald’s, was a member of our Board until his resignation in October 2006 in conjunction with the exchange offer.

We paid McDonald’s approximately $9.5 million in 2006 as reimbursement for payroll and related expenses relating to certain McDonald’s employees that performed services for us, insurance coverage, software maintenance agreements and non-income based taxes, including the services described below under “Services Agreement; Transition Services Agreement.” We also lease office and restaurant space from McDonald’s and its affiliates, for which rent expense was approximately $276,000 for the year ended December 31, 2006.

During 2006 we also incurred approximately $1.3 million in expenses related to a secondary public offering by McDonald’s and certain other shareholders of shares of our Class A common stock in May 2006, and the McDonald’s tax-free exchange. McDonald’s received proceeds of $267.4 million in the secondary offering, net of underwriting discounts and commissions, and exchanged 16,539,967 shares of our Class B common stock for 18,628,187 shares of its common stock tendered and accepted in the exchange offer.

Separation Agreement

We entered into a separation agreement with McDonald’s in conjunction with its disposition of its interest in us. The separation agreement governs the relationship between us and McDonald’s after the separation. Matters addressed by the separation agreement include (i) information sharing and confidentiality restrictions; (ii) cooperation in connection with certain regulatory and other proceedings; and (iii) allocation of corporate opportunities. The separation agreement required McDonald’s to cause any person who is both an employee of McDonald’s and a member of our Board of Directors to resign as a member of our Board promptly following the effective date of the agreement. As a result, Mats Lederhausen resigned effective on October 12, 2006.

The separation agreement also addresses how employment-related responsibilities and liabilities are divided as between us and McDonald’s after the separation. More specifically, the separation agreement provides for (i) the continuation of certain compensation arrangements for our employees; (ii) our establishment and maintenance of a 401(k) plan; (iii) the transfer of assets contributed by our employees to a McDonald’s 401(k) plan into our new 401(k) plan; (iv) our establishment and maintenance of medical insurance plans; (v) the transfer of our employees from McDonald’s medical insurance plan to our medical insurance plans; and (vi) the termination participation by certain of our employees in nonqualified employee benefit plans maintained by McDonald’s. The agreement also contains restrictions on the solicitation of employees of the other party.

The separation agreement also includes representations and covenants made by us in connection with the tax-free status of the exchange offer, and contains various indemnification obligations relating to tax matters. Pursuant to the agreement, we have generally agreed (i) to maintain our current business as an active business for a period of at least two years following the completion of the exchange offer and any spin-off; (ii) to maintain the relative voting rights of any separate classes of our stock for a period of at least two years following the completion of the exchange offer (and between two years and five years after such transactions, we may generally only alter the relative voting rights if McDonald’s obtains a ruling or opinion that such change will not affect the tax-free status of the exchange offer and any spin-off); and (iii) for a period of two years following the completion of the exchange offer, not to agree to certain acquisitions of significant amounts of our stock, transfer significant amounts of its assets, merge or consolidate with any other person, repurchase our stock or take any other action (including an action that would be inconsistent with the representations relied upon by McDonald’s in connection with the tax-free status of the exchange offer) that would be reasonably likely to jeopardize the tax-free status of the exchange offer, except in specified circumstances. The separation agreement also contains a tax indemnity, under which we have agreed to indemnify McDonald’s for taxes and related losses McDonald’s incurs as a result of the exchange offer failing to qualify as a tax-free transaction, if the taxes and related losses are attributable to (i) direct or indirect acquisitions of our stock or assets (regardless of whether we consent to such acquisitions); (ii) negotiations, understandings, agreements or arrangements in respect of such acquisitions; (iii) any amendment to our Certificate of Incorporation (or other organizational documents) or other action that affects the relative voting rights of any separate classes of our capital stock; or (iv) our failure to comply with applicable representations and undertakings and the restrictions placed on our actions under the separation agreement.

The tax indemnity covers corporate level taxes and related losses suffered by McDonald’s in the event of a 50 percent or greater change in our stock ownership, as well as taxes and related losses suffered by McDonald’s if, due to any of our representations or undertakings being incorrect or violated, the exchange offer is determined to be taxable for other reasons.

We and McDonald’s have also agreed to indemnify each other for various other matters, including liabilities arising out of certain benefit plans and breaches of the separation agreement. In addition, each of us and McDonald’s, on our own behalf and on behalf of our affiliates post-separation, have generally agreed to release and discharge the other group from losses, liabilities and obligations from past actions relating to past conduct or operation of their respective businesses, other than for willful or intentional misconduct.

Services Agreement; Transition Services Agreement

Prior to the separation, McDonald’s provided us with insurance and benefits services under a services agreement that became operative on the closing date of our IPO. On June 30, 2006, we received notice of termination from McDonald’s of the insurance and benefits services provided to us under the services agreement, effective upon McDonald’s ceasing to own, directly or indirectly, shares of common stock representing more than 80% of the combined voting power of Chipotle’s outstanding common stock. Accordingly, those services terminated on October 12, 2006. McDonald’s also provided certain internal audit services to us under the services agreement, which were completed in August 2006. In addition, accounting services provided to us by McDonald’s under the services agreement were terminated by mutual agreement of the parties, effective as of July 1, 2006.

On June 30, 2006, in connection with the split-off and the anticipated termination of the services agreement, we and McDonald’s entered into a transition services agreement. Under that agreement, McDonald’s provided us, on a fee-for-services basis, with certain information technology systems and facilities services (including certain office space and equipment). These transition services concluded during or prior to October 2006. The transition services agreement also granted us a royalty-free, non-exclusive and non-transferable license for certain accounting tools and software which we used prior to the separation, and which we continue to use. That license has a ten-year term with automatic renewals for each succeeding ten-year period. McDonald’s has the option to terminate the license if we default on its terms.

Tax Allocation Agreement

McDonald’s filed federal income tax returns and certain state income tax returns with us on a consolidated basis beginning in June 2000. In connection with this consolidation, the allocation of federal and state tax liabilities to us was based on the liability that would have been calculated had we operated on a stand-alone basis.

In June 2004, we entered into a tax allocation agreement with McDonald’s, which as subsequently amended provided that we would make distributions to McDonald’s and McDonald’s would make contributions to us, such that we would incur the expense for taxes generated by our business on the same basis as if we were not part of McDonald’s consolidated tax returns. At the consummation of our IPO, we exited McDonald’s consolidated tax group for federal and some state tax purposes. McDonald’s agreed that any amounts owed to us by McDonald’s on account of unreimbursed tax attributes will be paid to us. As of December 31, 2006, the amount owed by McDonald’s to us under the tax allocation agreement was $8.8 million. We expect to receive payment from McDonald’s for these tax attributes as we make estimated tax payments, but no later than the first quarter of 2008. The tax allocation agreement continues to apply to, and governs, the sharing of tax liabilities between McDonald’s and us for payments and refunds in respect of U.S. federal income taxes for all periods we were part of McDonald’s consolidated U.S. federal income tax group, and for state tax purposes for those states in which we and McDonald’s have filed or continue to file tax returns on a combined basis.

Registration Rights

Prior to our initial public offering, McDonald’s and certain of our current shareholders, including Steve Ells, our Chairman and Chief Executive Officer, Monty Moran, our President and Chief Operating Officer and member of our Board of Directors, and Albert S. Baldocchi and Darlene J. Friedman, members of our Board, entered into a registration rights agreement with us relating to the shares of common stock they hold (including shares issuable upon the exercise of outstanding options). McDonald’s no longer has rights under the registration rights agreement as a result of its disposition of all of its shares of our common stock. The remaining shareholder parties to the agreement are entitled to piggyback registration rights with respect to any registration statement we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.

OTHER BUSINESS AND MISCELLANEOUS

The Board and management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2008 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules.

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2008 annual meeting of shareholders pursuant to Rule 14a-8 of the SEC’s rules, must also be received by us no later than January 1, 2008, unless the date of our 2008 annual meeting is more than 30 days before or after June 13, 2008, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Corporate Secretary, Chipotle Mexican Grill, Inc., 1543 Wazee Street, Suite 200, Denver, CO 80202.

Bylaw Requirements for Shareholder Submission of Nominations and Proposals.

A shareholder recommendation for nomination of a person for election to our Board of Directors or a proposal for consideration at our 2008 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or recommendation for nomination must be received by our Corporate Secretary at the above address no later than January 1, 2008, or, if the date of the 2008 annual meeting is more than 30 days before or after June 13, 2008, not later than the later of the close of business on the 90th day prior to the 2008 annual meeting or the tenth day following the day on which notice of the date of the 2008 annual meeting was mailed or public disclosure of the date of the 2008 annual meeting is made.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF CONDUCT, CODES OF ETHICS AND COMMITTEE CHARTERS

Copies of our Annual Report on Form 10-K, Forms 10-Q and 8-K and all amendments to those reports filed with the SEC, our Code of Conduct, Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of the outstanding shares of either class of our common stock are posted on and may be obtained through our website at www.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to the Corporate Secretary, Chipotle Mexican Grill, Inc., 1543 Wazee Street, Suite 200, Denver, CO 80202.

MISCELLANEOUS

Our Annual Report on Form 10-K for fiscal year 2006, including financial statements, as filed with the SEC is being mailed along with this proxy statement; however, it is not intended that the Annual Report be a part of the proxy statement or a solicitation of proxies.

Shareholders of record are respectfully urged to complete, sign, date and return the accompanying form of proxy in the enclosed envelope. In the alternative to completing this form of proxy, you are urged to enter your vote instruction by telephone or via the internet as explained on the form of proxy enclosed with this proxy statement. We will appreciate your prompt response.

By order of the Board of Directors

/s/ Monty Moran
President, Chief Operating Officer, Secretary and Director

April 30, 2007

CHIPOTLE MEXICAN GRILL

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 p.m., Central Time, on June 12, 2007.

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed each to serve a three year term and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold For Withhold +

01 - Albert S. Baldocchi 02 - Neil W. Flanzraich 03 - Darlene J. Friedman

For Against Abstain

2. Ratification of the selection of Ernst & Young LLP as the 3. Such other business as may properly come before the meeting or company’s independent registered public accounting firm for any adjournment or postponements of the meeting. the 2007 fiscal year.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.  /  /

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND + MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 3 1 A V 0 1 3 4 8 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00PZ9C

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CHIPOTLE MEXICAN GRILL

Proxy — Chipotle Mexican Grill, Inc.

1543 WAZEE STREET DENVER, CO 80202

ANNUAL MEETING PROXY CARD

The undersigned hereby appoints Montgomery F. Moran and John R. Hartung as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the Annual meeting of shareholders of Chipotle Mexican Grill, Inc., to be held at the Oxford Hotel, 1600 Seventeenth Street, Denver, CO 80202 on June 13, 2007, at 10:00 a.m. local time and at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, IT WILL BE VOTED FOR PROPOSALS 1 AND 2 UNLESS CONTRARY INSTRUCTIONS ARE INDICATED ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.